SERVICE AND DISTRIBUTION PLAN
                          As Amended November 15, 2006

      WHEREAS, The Santa Barbara Group of Mutual Funds, Inc. (the "Company") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

      WHEREAS, shares of common stock of the Company currently consist of a sole series of shares, designated by the Company as The Bender Growth Fund (the "Fund");

      WHEREAS, the Company employs Capital Research Brokerage Services, LLC. ("CRBS" or "Distributor") as the principal underwriter for the securities of which the Company is the issuer;

      WHEREAS, the shares of common stock of the Fund presently are divided into separate classes of shares, designated by the Company as Class Y, Class A and Class C;

      WHEREAS, the Company and CRBS have entered into a distribution agreement dated August 1, 1998, pursuant to which the Company has employed CRBS as principal underwriter during the continuous offering of shares of the Company; and

      WHEREAS, this Plan was originally approved by the Board of Directors of the Company on September 30, 1998, and was subsequently amended on May 11, 2001 and November 15, 2006.

      NOW THEREFORE, the Company hereby adopts on behalf of the Fund with respect to its Class Y, Class A and Class C Shares, and CRBS hereby agrees to the terms of, the Plan, in accordance with Rule 12b-1 under the Act, on the following terms and conditions.

      1. The Fund shall pay to CRBS, as distributor of the Class Y shares of the Fund, a fee for distribution of the shares at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund's Class Y shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by the Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors shall determine, subject to any applicable restrictions imposed by rules of the National Association of Securities Dealers.

      2. The Fund shall pay to CRBS, as distributor of the Class A shares of the Fund, a fee for distribution of the shares at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund's Class A shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by the Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors shall determine, subject to any applicable restrictions imposed by rules of the National Association of Securities Dealers.

      3. The Fund shall pay to CRBS, as distributor of the Class C shares of the Fund, a servicing fee at the rate of 0.25% on an annualized basis of the average daily net assets of the Fund's Class C shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by the Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors shall determine, subject to any applicable restrictions imposed by rules of the National Association of Securities Dealers.

      4. The Fund shall pay to CRBS, as distributor of the Class C shares of the Fund, a fee for distribution of the shares at the rate of 0.75% on an annualized basis of the average daily net assets of the Fund's Class C shares, provided that, at any time such payment is made, whether or not this Plan continues in effect, the making thereof will not cause the limitation upon such payments established by the Plan to be exceeded. Such fee shall be calculated and accrued daily and paid at such intervals as the Board of Directors shall determine, subject to any applicable restrictions imposed by rules of the National Association of Securities Dealers.

      5. The amounts set forth in paragraphs 1, 2 and 4 of this Plan shall be paid to CRBS for its services as distributor of the shares of the Fund in connection with any activities of expenses primarily intended to result in the sale of the Class Y, Class A, and Class C shares of the Fund, including, but not limited to, payment of compensation, including incentive compensation, to securities dealers (which may include the Distributor itself) and other financial organizations and institutions (collectively the "Service Organizations") to obtain various distribution related and/or administrative services for the Fund. These services include, among other things, processing new shareholder account applications, preparing and transmitting to the Fund's Transfer Agent computer processable tapes of all transactions by customers, and serving as the primary source of information to customers in answering questions concerning the Fund and their transactions with the Fund. The Distributor is also authorized to engage in advertising, the preparation and distribution of sales literature and other promotional activities on behalf of the Fund. In addition, this plan authorizes payment by the Fund of the costs of preparing, printing and distributing Fund prospectuses and statements of additional information to prospective investors an of implementing and operating the Plan. Distribution expenses also include an allocation of overhead of the Distributor and accruals for interest on the amount of distribution expenses that exceed distribution fees and contingent deferred sales charges received by CRBS. Payments under the Plan are not tied exclusively to actual distribution and service expenses, and such payments may exceed distribution and service expenses actually incurred.

      6. The amount set forth in paragraph 3 of this Plan may be used by the Distributor to pay Service Organizations (which may include CRBS itself) for servicing shareholder accounts, including a continuing fee which may begin to accrue immediately after the sale of the shares.

      7. This Plan shall not take effect with respect to any Class of shares included in the Plan until and unless the Pan has been approved by vote of a majority of the shareholders of the Class of shares affected by the Plan. Further, the Plan shall not take effect until it, together with any related documents, has also been approved by votes of both (a) the Directors of the Company, and (b) those Directors who are not "interested persons" of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements relating to it, cast in person at a meeting called for the purpose of voting on this plan and any such related documents.

      8. After approval has been obtained as set forth in paragraph 7 above, this Plan shall take effect. The Plan shall continue in effect for an initial period of one year from the date of its effectiveness, and may be continued annually thereafter only so long as its continuation is approved in the manner provided by subsections (a) and (b) of paragraph 7.

      9. CRBS shall provide to the Directors of the Company, and the Directors shall review, at least quarterly, a written report of the amounts expended under this plan and the purposes for which such expenditures were made.

      10. This plan may be terminated at any time, with respect to the Fund or to any Class of shares of the Fund, without penalty, by vote of the directors of the Company who are not interested persons of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating to this Plan, or by vote of a majority of the outstanding shares of the Fund, or any Class of the Fund with respect to the Provisions of this Plan affecting that Class.

      11. This Plan may not be amended to increase materially the fees payable under paragraphs 1, 2, 3, and 4, unless such amendment is approved in then manner set forth in paragraph 7 of this plan, and no material amendment of any kind may be made to this Plan unless approved in the manner provided for approval and annual renewal of this Plan in paragraph 8 hereof.

      12. While this Plan is in effect, the selection and nomination of Directors who are not "interested persons" of the Company shall be committed to the discretion of the Directors who are not such interested persons.

      13. The Company shall preserve copies of this Plan and any related agreements, and any and all reports pursuant to paragraph 9 of this Plan, for a period of not less than six (6) years from the date of their making, the first two years in an easily accessible place.

      IN WITNESS WHEREOF, The Company, on behalf of the Fund, and CRBS has executed this amended Service and Distribution Plan as of the 15th day of November, 2006 to be effective as of that date.


Santa Barbara Group of                       Capital Research Brokerage
Mutual Funds, Inc                            Services, LLC


By: /s/ John P. Odell                        By: /s/ John P. Odell
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